Exhibit 10.54

January 13, 2021

JARED LANDAW

Dear Jared:

We are pleased and excited you have decided to join Carrols Restaurant Group, Inc. (the “Company”). Below are the terms that we have agreed to:

Position
The position is that of Vice President, Secretary, and General Counsel and reports to Dan Accordino, CEO and President.

Start Date
It is anticipated you will start on February 8, 2021.

Base Salary/Merit Increases
Your annual base salary will be $300,000. This is paid on a monthly basis in advance at the rate of $25,000. On March 1st, you will receive a paycheck for the prorated month of February 2021 and for the entire month of March 2021. Direct deposit, paycard or check is available if you so choose. You will be eligible for annual increases based upon your performance.

Annual Bonus
You will participate in the Executive Bonus Plan. Your target percent is 60% of your annual base salary. This is comprised of corporate financial achievement and an objective accomplishment. The 2021 Executive Bonus Plan has been provided to you.

Incentive Restricted Stock Awards
On February 8, 2021, you will receive a grant of 75,000 shares of the Company’s restricted stock. These shares will vest annually over three (3) years at the rate of 34%, 33% and 33%. Additional grants may be granted on an annual basis as determined by the Compensation Committee in its sole discretion.

Mandatory Arbitration Program (MAP)
All employees are subject to our Mandatory Arbitration Program. A copy of the agreement is attached as Exhibit A to and made a part of these terms.

Deferred Compensation Plan
Effective February 8, 2021, you will be eligible to participate in the Carrols Corporation Deferred Compensation Plan subject to the plan requirements. A copy of the Plan is enclosed.

Benefits
You and your dependents (as defined by plan documents) will be eligible to participate in the Company’s Medical, Dental, Vision, Flexible Spending Account, Health Savings Account and Life Insurance plans. All benefits are per the plan documents. Your participation (if you elect) in these benefits will be effective March 1, 2021, provided you enroll on the Benefits Portal. You will also be eligible for the Short-Term and Long-Term Disability Plans. This benefit, if elected, will be effective June 1, 2021. Your share of the cost for the benefits you elect will be deducted from your monthly paycheck.

Vacation/Floating Days
Commencing with your employment, you will be eligible for three weeks of vacation each year. At the end of your tenth year of employment, you will then be eligible for four weeks of vacation. In the event of your termination, payment for unused vacation will be based on the Company’s vacation policy in effect at that time. You are also eligible for two (2) floating days each year.

Expense Reimbursement
You will be reimbursed for all business expenses incurred in accordance with Company policy including mileage reimbursable for use of your personal vehicle on company business.

Relocation/Misc.
It is expected that you will relocate to the Syracuse, NY area for this position. The Company has agreed to provide you with a $75,000 stipend in lieu of any moving, rent, previous bonus, stock relinquishment payments, etc. This $75,000 payment will be grossed up to cover any tax liabilities and will be provided to you within 30 days after your start date. The Company has agreed to provide you with an additional $25,000 stipend in lieu of any moving expenses after your family relocates to Syracuse, NY. This additional $25,000 payment will be grossed up to cover any tax liabilities and will be provided to you within 30 days after your family relocates to Syracuse, NY. In the event you voluntarily terminate employment with the Company on or before February 7, 2022, you will be required to reimburse the Company the grossed-up amount of the $75,000 and, if provided to you, the grossed-up amount of the additional $25,000 payment.

Change of Control and Severance Agreement
Carrols has agreed to provide you with a change of control and severance agreement in form and content as set forth on Exhibit B attached to and made a part of these terms.

If you have any questions, feel free to call me at 315-424-0513 ext. 2318. Welcome to the Team!

Sincerely,

/s/ Jerry DiGenova
Jerry DiGenova
Vice President, Human Resources
CARROLS RESTAURANT GROUP, INC.

JD/cd

Cc:    D. Accordino, K. Dickter, Personnel file

The above conditions are not intended to constitute an employment contract of any kind and do not guarantee continued employment, salary or benefits with Carrols Restaurant Group, Inc. Your length of employment with Carrols Restaurant Group, Inc. will be based upon your work performance and the needs of Carrols Restaurant Group, Inc., as well as your own desires. Your employment with Carrols Restaurant Group, Inc. may cease at any time; either at your request or at the discretion of any representative of Carrols Restaurant Group, Inc. authorized to end the employment relationship.

/s/ Jared Landaw
Please indicate your acceptance by signing here

Exhibit A
Mandatory Arbitration Program

CARROLS®

To: All Employees

From: Human Resources

Date: July 10, 2006

Subject: **Mandatory Arbitration Program**

Beginning August 1, 2006, the Mandatory Arbitration Program (or "MAP") will apply to all employees. Under MAP, employment related disputes that cannot be resolved internally will proceed to arbitration rather than in a lawsuit.

Arbitration is similar to a lawsuit in that a neutral and independent third party makes a final decision resolving a dispute. It is, however, quicker and less expensive for both sides. We believe MAP will also deter frivolous claims and decrease the amount of time, expense and labor we currently spend defending frivolous lawsuits.

A copy of the MAP agreement is enclosed. You should review the agreement carefully as you and Carrols Corporation agree to be bound by its terms and conditions on and after August 1, 2006. If you have any questions about MAP that cannot be answered by your direct supervisor, field employees should contact their District Supervisor or Region Human Resources Manager. Corporate employees should contact John Albanese or Jerry DiGenova. You may also contact the Legal Department at:

Carrols Corporation: wmyers@carrols.com or 1-800-348-1074 extension 2222

By reporting to work on or after August 1, 2006, you agree to the terms of MAP as a condition of your continued employment with Carrols Corporation.

JD/cd

Exhibit A Continued
Mandatory Arbitration Program

AGREEMENT FOR RESOLUTION OF DISPUTES PURSUANT TO BINDING
ARBITRATION
Arbitration is an alternative to litigation that provides employers and employees with an efficient way to resolve disputes. Arbitration is similar to litigation, but is conducted outside of the court system, using an arbitrator instead of a judge or jury to resolve a dispute. Carrols Corporation ("Carrols") has established a mandatory arbitration program ("the Mandatory Arbitration Program" or "MAP") in an effort to resolve disputes between Carrols and its employees in an efficient manner. Carrols pays for the arbitrator and the forum, but you are responsible for costs that you would otherwise incur going to court, such as attorneys' fees.

Under this arbitration program, which is a required condition of your employment, Carrols and you agree that any dispute arising under or related to your employment or this Agreement, including questions of arbitrability, shall be resolved by binding arbitration before JAMS, an independent national arbitration association, in accordance with the employment arbitration rules of JAMS. Disputes subject to this agreement include all claims for money or other relief relating to your employment, even claims relating to events occurring outside the scope of your employment, but logically related to your employment ("Claims"). Carrols desires a fair process and the arbitration will meet the standards set by JAMS (the "Procedural Standards") designed to ensure an employee a fair hearing, including the selection of an independent, neutral arbitrator who has no relationship to Carrols or its management.

To start the arbitration process, Carrols or you may send a written request for arbitration and the filing fee to JAMS at 620 Eighth Avenue, 34th Floor, New York, New York 10018, or to any other JAMS location (which can be found at www.jamsadr.com or by calling JAMS at (800) 352-5267), by U.S. mail or reputable overnight delivery service. A copy of the request must also be sent to Legal Department, 968 James Street, Syracuse, New York 13217-6969 by U.S. mail, reputable overnight delivery service, or email at crglegal@carrols.com. The only cost to you for filing is the JAMS filing fee, and Carrols will reimburse you 50% of any JAMS filing fee once you provide proof of payment to Carrols by any method identified in the previous sentence.

JAMS will select a location for the arbitration, according to its Procedural Standards, that will be convenient for you. An arbitrator will be selected and govern the process, ultimately issuing a final and binding arbitration award.

As a part of MAP, you agree to file one arbitration that includes all of your Claims and joins all known Claims. Further, you also agree that any action you bring shall be individually on your own behalf and that you expressly waive the right to bring a Claim on a class or collective basis. The arbitrator shall not have the authority to form a class or proceed on a collective basis.

Exhibit A Continued
Mandatory Arbitration Program

Under the MAP, Carrols and you agree to arbitrate any and all Claims that either party may have against the other party arising out of or relating to your employment with Carrols directly or indirectly, including but not limited to Claims relating or referring in any manner, directly or indirectly, to:
•Title VII of the Civil Rights Act of 1964 and similar state statutes; Federal Age Discrimination Employment Act and similar state statutes;
•Whistleblower provisions of state or federal law or state or federal regulations; Personal or emotional injury to you resulting from your employment, including claims that you bring personally but are based on injuries to other family members;
•Federal Fair Labor Standards Act or similar state statutes; Family and Medical Leave Act or similar state statutes; Americans with Disabilities Act or similar state statutes;
•Physical, mental and emotional injuries you believe are attributable to Carrols under theories of product liability, tort law, defamation, invasion of privacy, strict liability, intentional wrongdoing, gross negligence, negligence, or respondeat superior;
•Actions or omissions of third parties you attribute to Carrols;
•Employee Retirement Income Security Act tort claims brought pursuant to actual or alleged exceptions to the exclusive remedy provisions of state workers compensation laws;
•Federal and state antitrust law;
•Issues regarding benefits, insurance, bonuses or wages; Contracts between you and Carrols;
•Pensions
•Federal, state, local, or municipal regulations, ordinances, or orders;
•Any common law or statutory law issues relating to discrimination by sex, race, national origin, sexual orientation, family or marital status, disability, weight, dress, or religion; and
•Wrongful retaliation of any type, including retaliation related to workers compensation laws or employee injury benefit plan actionable at law or equity. Scheduling
•Issues relating to collection of personal or biometric information

Exhibit A Continued
Mandatory Arbitration Program

•Privacy claims relating to actual or alleged release of personal or financial information (data breaches)
•Claims that relate to your employment but that you contend are outside the scope of your employment, beyond your job responsibilities, or occurred away from your usual workplace.
The MAP does not include claims you may have under workers compensation laws or an employee injury benefit plan.
The MAP extends to Claims against Carrols' officers, directors, members, managers, employees, present and future direct and indirect parent companies, present and future direct and indirect subsidiaries, present and future direct and indirect affiliates and their respective owners, officers, directors, members, managers, employees, attorneys and agents, as well as to any dispute you have with any other entity owned or operated by Carrols Corporation. Nothing in this Agreement precludes you from participating in proceedings to adjudicate unfair labor practice charges before the National Labor Relations Board, from filing a claim with the Equal Employment Opportunity Commission or any state and local human rights agencies, or from participating in any federal, state or local government agency investigation or administrative charge.
EMPLOYEE ACKNOWLEDGEMENT
By signing below, you acknowledge that you are agreeing to have Claims, as described above, finally decided in private arbitration and not in court, and that you are expressly waiving your right to a jury. You acknowledge that you have read and understand this agreement; that you have had an opportunity to ask questions regarding the agreement; and that any questions have been satisfactorily answered. You understand that this arbitration agreement does not enlarge or expand your exclusive remedies under either workers compensation law or an employee injury benefit plan and that such claims are not covered by this clause. You also agree you have been told that JAMS' rules for arbitration, JAMS' minimum standards for fairness in employment arbitration, and other information about JAMS are available at www.jamsadr.com, by calling JAMS at (800) 352-5267, or upon request from a manager at the location where you work.
AGREED AND UNDERSTOOD

____________________________________
Employee Signature

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Date